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                                                                   EXHIBIT 10.53
                             [GUILFORD LETTERHEAD]


                                  July 9, 1997


William C. Vincek, Ph.D.
116 Serrano Way
Chapel Hill, NC 27514-8545

Dear Bill:

         I am pleased to offer you employment with Guilford Pharmaceuticals Inc. on the following terms:

         1. Your title will be Vice President, Corporate Quality. In this capacity you will serve as an officer of the Company, serve on the Guilford Management Committee, and will report to and serve at the discretion of the President and Chief Executive Officer.

         2. In consideration of your services, the Company will provide the following compensation:

               a. Salary: Your salary will be $13,000 per month (an annual rate of $156,000), payable semi-monthly. Your performance and salary will be reviewed annually.

               b. Bonus: As an officer of the Company, you will be entitled to receive such bonuses, if any, as are payable pursuant to the Bonus Plan the Board of Directors has adopted.

               c. Joining Bonus: To assist you in the transition to your new position, the Company will pay you a joining bonus of $13,000. This payment will be made within 30 days of the date of your employment and will be subject to all deductions required by law.

               d. Equity Offering: The Company will offer you 5,000 shares of its common stock on the following basis:

                     i)     These shares will vest 25% per year for four years.

                     ii) In the event your employment with the Company is terminated for cause, you voluntarily leave the Company, or you are unable to perform your duties for any reason, the unvested shares will immediately revert to the Company.
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William C. Vincek, Ph.D.
July 9, 1997
Page Two

                     iii) In the event that your employment is terminated within one year after a change in control of the Company, all non-vested shares held by you shall immediately vest.

               e. Stock Options: The Company will award you Non-Qualified stock options to purchase 37,500 shares of its common stock, subject to approval of this award by the Board of Directors. The price of the options will be the fair market value of the stock on the trading date immediately preceding the grant date. These options will vest 50% after two years, 75% after three years, and 100% after four years from the date of the grant.

         3. In addition to the compensation described above, you will be eligible for the following benefits:

               a. Relocation: To assist you in relocating to the Baltimore area, the Company will:

                     i) Pay for two trips to the Baltimore area for you to find living accommodations. Reasonable travel and hotel expenses will be reimbursed.

                     ii) Pay the direct cost of moving your household possessions from North Carolina to the Baltimore area.

                     iii) Pay the closing costs for a new home in the Baltimore area up to 3 1/2% of its purchase price, grossed-up for tax purposes. This includes up to two points on a mortgage (one point loan origination fee and one discount point on a mortgage).

                     iv) To assist you in your transition to Maryland, Guilford will pay you temporary housing assistance of up to $1,000 per month for up to three months.

                     Should you terminate your employment with the company within one year of your date of hire, you will be responsible for reimbursement to the Company of the relocation expenses, prorated for the term of your employment.

               b.    Insurance:   The Company will offer medical, dental,
                     vision, life, accidental death, short-term and long-term disability insurance as described in the attached.

               c. Vacation: You will be entitled to 20 vacation days and 11 paid Company Holidays.
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William C. Vincek, Ph.D.
July 9, 1997
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               d.    401(k) Match:   Once you meet the employment eligibility
                     requirements to participate in the company's 401(k) Plan, you will be eligible to receive the Company match which was recently approved by the Board of Directors. Guilford will match 50% of the first 6% of employee salary deferral. The match will be in the form of Guilford stock.

         In accordance with the Immigration Reform Act of 1986, on your first day of work, and from time to time thereafter, you will be required to present documentation that proves your identity and legal right to work in the United States. Employment with the company is contingent on your being able to meet this requirement.

         In the event your employment is terminated by the Company other than for cause, you would be entitled to severance in the form of a continuation of your then-current base salary, as follows:

         1. Six months salary if the termination occurs in the first twelve months of your employment; and

         2.    Twelve months salary if the termination occurs thereafter.

         Such payments (except those resulting from a change in control) would cease upon your commencement of full-time employment during the payment period. During the severance period, the Company would also reimburse you for the cost of continuation of any health, life and disability insurance coverage available at the time of the termination of employment, provided that the Company reserves the right to provide equivalent alternative life and disability coverage based on cost and availability upon conversion from full-time employment. If necessary, your cooperation in complying with application procedures for such coverage is expected. Remaining benefits of employment, including your eligibility for any bonus program and the vesting of unvested options would cease at termination and not continue to accrue during the severance period.

         This offer is conditioned on your signing a Patent and Confidentiality Agreement in connection with your employment by the Company.

         Because the position offered is that of an officer of the Company, our offer is further conditioned on the successful completion of a thorough background investigation.

         You may accept this offer by signing below and returning the original letter to me. I would like you to start at Guilford on or before August 11, 1997.
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William C. Vincek, Ph.D.
July 9, 1997
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                                        Sincerely,

                                        /S/ CRAIG R. SMITH, M.D.
                                        -------------------------------------
                                        Dr. Craig R. Smith
                                        President and Chief Executive Officer
                                        Guilford Pharmaceuticals Inc.





Agreed to and accepted:


   /S/ WILLIAM C. VINCEK, PH.D.                   10 Jul 97
------------------------------------       ------------------------------------
William C. Vincek, Ph.D.                   Date





CRS/lft
Enclosures